CONTRACT No. 03/EX/2014

On 02.20.2014, AXIS Sp. z o.o. ul. Kartuska 375B 80-125 Gdansk, Poland, hereinafter referred to as the SUPPLIER, represented by its Director, Mr. Leonard Kosecki, acting pursuant to the Articles of Association, on the one hand, and Scientific Industries Inc.
70 Orville Drive, Bohemia, New York 11716, hereinafter referred to as the CUSTOMER, represented by CEO and President Mrs.
Helena Santos, acting pursuant to the Articles of Association, on the other hand, executed the contract on cooperation under the following terms and conditions.

Article 1: Products and Territory.

1.1	The SUPPLIER shall sell, whereas the CUSTOMER shall purchase any products, hereinafter referred to as the PRODUCTS, included in the price list provided to the CUSTOMER by the SUPPLIER.
1.2	The SUPPLIER shall manufacture its products with the
CUSTOMER's logo and name. SUPPLIER declares to manufacture products with CUSTOMER's logo or company name only for the CUSTOMER in accordance with this agreement.
1.3	The CUSTOMER, at its own expense, shall ensure certification of the PRODUCTS.

1.4	The CUSTOMER undertakes not to manufacture, at its own, the
PRODUCTS listed in the certificates during the term of the contract. Only the SUPPLIER shall have the right to manufacture and supply the PRODUCTS to the CUSTOMER.

1.5	The CUSTOMER may operate in all the countries of North
America, South America and Latin America, hereinafter referred to as the TERRITORY. The CUSTOMER shall enjoy the exclusive right to sell the PRODUCTS on the territory of the United States and Canada. In other countries of the TERRITORY, the SUPPLIER may develop its own sales networks and sell the products with its own logo.

Article 2: Good faith and fair conduct of business.

2.1.	While fulfilling their obligations under the contract,
the Parties shall act in good faith and conduct business in a fair manner.
2.2.	The provisions of the contract as well as any
representations of the Parties in connection herewith shall
be interpreted in good faith.
2.3.	A dismissal by the CUSTOMER of Mr. Karol Nowosielski
from work without cause (not in accordance with the employment contract) allows the SUPPLIER to terminate this agreement with a 6 month notice.


Article 3: Dealers and Agents.

3.1.	The CUSTOMER may appoint dealers and agents to sell the
Products on the Territory. The
CUSTOMER may request and ask the SUPPLIER for permission to sell the products on other territories. The Supplier shall grant its consent at its own discretion.
3.2.	The CUSTOMER shall be responsible for its own dealers
and agents.

Article 4: Obligation to keep the Supplier informed.

4.1.	The CUSTOMER shall exercise due diligence in informing
the SUPPLIER of its operations, market conditions and status of the competition within its Territory. The CUSTOMER shall answer to any reasonable request for information, submitted by the SUPPLIER.

Article 5: Currency and sale/resale prices of goods.

5.1.	The prices of the PRODUCTS shall be determined by the
SUPPLIER in Polish Zlotys (PLN). For the purpose of mutual settlements, the prices in PLN have been converted into USD at the exchange rate indicated in the price list. In case of change of an average PLN/USD exchange rate (published by the National Bank of Poland) by more than 3%, the SUPPLIER shall amend the price list. SUPPLIER agrees not change prices expressed in PLN until the end of this year. SUPPLIER agrees not to change prices for a period of 120 days from the date of this agreement which are expressed in USD as long as the exchange rate is 1USD = 2.95PLN. If the exchange rate is less than 1USD=2.95PLN the price list will be adjusted. The initial exchange rate in the price list is set to be 1USD=3.1PLN 5.2. The SUPPLIER will inform the CUSTOMER 30 days in advance of any plans to increase prices on its PRODUCTS which are expressed in PLN.
5.3.	The CUSTOMER shall enjoy freedom in determining the
resale prices of the Products in the Territory.

Article 6: Obligation to keep the Customer informed.

6.1.	The SUPPLIER shall provide the CUSTOMER free of charge
with the entire documentation related to the Products, necessary to operate the technical support and develop advertising materials (maintenance manuals, operating manuals in Polish or English, explanations, photographs etc.) as reasonably required by the CUSTOMER to perform its obligations related to performance of this contract.

6.2.	SUPPLIER will inform the CUSTOMER at least 90 days in
advance of any design and software changes to the scales.
SUPPLIER will verify all significant changes to the construction, technology, or firmware with the CUSTOMER. No significant change will be implemented without the consent of the customer.
CUSTOMER will not withhold any reasonable proposed changes by the supplier.

Article 7: Term of the agreement and the guarantor's obligations.

7.1.	The Contract shall become effective upon signing thereof
and shall remain valid until 03.01.2020. After the date of
03.01.2020 either party shall have the right to terminate this agreement with a one year notice.

7.2.	The CUSTOMER shall assume the obligations of the guarantor
of the PRODUCTS purchased by it from the SUPPLIER.
7.3.	The SUPPLIER shall have the right to return, exchange or
receive a credit for the products, which do not satisfy the requirements and do not work in accordance with the product specifications.


Article 8: Payment.

8.1.	Payments for the invoices shall be made in $ (USD) by
electronic transfer to the SUPPLIER's bank account.
8.2.	The costs of the electronic transfer shall be covered
in full by the CUSTOMER.
8.3.	The payments shall be made in full within 30 days of
shipment.
8.4.	The payments shall be made under the terms agreed
(CPT, CIF, FOB, EXW etc.).
8.5.	A failure to make a timely payment for the shipped
goods shall entitle the Supplier to cease
further shipments until payment of the outstanding amounts.
8.6.	The sum of the invoices not paid by the CUSTOMER shall
not exceed the maximum of $100,000.00 (one hundred thousand USD).

Article 9: Early termination.

9.1.	Either party shall have the right to terminate this
contract with immediate effect by a written notice ensuring the evidence and date of receipt confirmation (for instance, registered mail with return receipt confirmation, special courier etc.), in case of a material breach by the other party of the obligations hereunder, or in case of exceptional circumstances substantiating the early termination listed in paragraph 9.2. The SUPPLIER may terminate this agreement upon
60 days prior written notice in the case of inadequate purchasing volume, less than 150.000USD in 2014 and less than 180.000USD in subsequent years.
9.2.	The Parties agree that the following events shall be
regarded inter alia as exceptional circumstances substantiating the early termination of the contract by the other party: bankruptcy, moratorium, receivership, liquidation or any other agreement whatsoever between the debtor and the creditors, or any other circumstances, which a likely to affect the party's ability to full fill its obligations hereunder.

Article 10: Governing Law.

10.1.	Where a dispute between the parties cannot be settled
through negotiations, the parties' claims shall be referred
for resolution to the Arbitration Court in Gda?sk, Poland.
10.2.	The decisions of the Arbitration Court shall be binding
upon both parties.

Article 11: Authentic text.

11.1.	The Polish text of this agreement shall be considered
as the only authentic text.
11.2.	This agreement is contained in the eleven articles on
three pages of the text of the agreement.


DOSTAWCA:			ODBIORCA:
AXIS Sp. z o.o. 		Scientific Industries Inc.
ul. Kartuska 375B		70 Orville Drive
80-125 Gda?sk,			Bohemia, New York 11716
Poland				USA
Phone: + 48 58 3206301		Phone # +   1 (631) 567-4700
Fax + 48 58 3206300		Fax # +   1 (631) 567-5896


/s/ Kosecki Leonard             /s/ Helena Santos
.....................            .................
Kosecki Leonard                 Helena Santos